EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares of Lixiang Education Holding Co., Ltd., a Cayman Islands company, and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Date: February 14, 2023

/s/ Fen Ye
Fen Ye

Mengxiang Holdings Limited

By:	/s/ Fen Ye
	Name:	Fen Ye
	Title:	Director

Mengxiang Investment Co., Ltd

By:	/s/ Fen Ye
	Name:	Fen Ye
	Title:	Director